Exhibit 99.1

Preclinical Data Show Annamycin Makes Pancreatic Cancer Responsive to Checkpoint Inhibitors, Opening a Combination Path with Immunotherapies

Inhibition of CD8+ T cells shortens survival in Annamycin-treated mice, demonstrating the immune system is a functional contributor to Annamycin’s antitumor activity, not a bystander

Annamycin achieves substantially higher pancreatic tissue exposure than doxorubicin, offering a potential explanation for why topoisomerase II, a validated target in pancreatic cancer, has never been successfully drugged there

HOUSTON, November 10, 2026 /GlobeNewswire/ -- Moleculin Biotech, Inc. (Nasdaq: MBRX) (“Moleculin” or the “Company”) today announced new preclinical data showing that its lead drug candidate, Annamycin (naxtarubicin), combined with PD-1 immune checkpoint blockade, extended survival in pancreatic cancer models beyond that achieved with either agent alone. The findings will be presented today by Waldemar Priebe, PhD, of The University of Texas MD Anderson Cancer Center, in an oral presentation at the 6th Annual Marie Skłodowska-Curie Symposium on Cancer Research and Care organized by Moffitt Cancer Center, being held November 8–11, 2026 in Tampa, Florida.

The presentation, titled “Targeting pancreatic cancer with Annamycin and turning immune cold tumor into hot tumor,” is scheduled for November 10th at 2:45 p.m. ET during the symposium’s gastrointestinal and urologic malignancies session.

In a syngeneic, immunocompetent KPC mouse model of advanced pancreatic ductal adenocarcinoma, treatment with liposomal Annamycin (L-ANN) in combination with PD-1 checkpoint blockade significantly increased survival compared with cohorts treated with either agent alone. The result has been reconfirmed in a second, independent experiment. Pancreatic cancer is among the tumor types least responsive to immune checkpoint inhibitors such as pembrolizumab and nivolumab, in large part because its tumor microenvironment is immunologically “cold,” with few infiltrating T cells. The Company believes these data support the evaluation of Annamycin in combination with approved PD-1 inhibitors in pancreatic cancer and, potentially, in other tumors where efficacy of checkpoint inhibitors is limited by an immunologically cold microenvironment.

The combination result builds on a series of findings from Dr. Priebe’s laboratory. Topoisomerase II alpha (TOP2A) is elevated in pancreatic cancer, and its expression correlates with shorter overall survival and higher rates of metastasis; yet approved topoisomerase II -targeting agents such as doxorubicin have not proven effective in the disease. Pharmacokinetic studies show that Annamycin achieves substantially higher and more sustained exposure in pancreatic tissue than doxorubicin at the same dose, offering a potential explanation. In treated tumors, Annamycin was measured at high concentrations, accompanied by evidence of DNA damage consistent with topoisomerase II targeting and by significantly increased infiltration of both CD8+ cytotoxic T cells and CD4+ helper T cells. Inhibiting CD8+ T cells in treated animals shortened survival, demonstrating that these cells are functional contributors to Annamycin’s antitumor activity rather than bystanders. These data extend results presented at the AACR Annual Meeting in April 2026 and at the AACR Conference on Pancreatic Cancer in September 2026, which demonstrated Annamycin’s activity across human orthotopic and syngeneic pancreatic cancer models, including liver metastasis models, and first identified the contribution of CD8+ T cells to its antitumor effect.

“In April we showed Annamycin reaches pancreatic tumors in animal models and shrinks them. In September we showed the immune system is part of why. These data close the loop: when you pair Annamycin with a checkpoint inhibitor the animals live longer than with either drug alone,” said Walter Klemp, Chairman, President and Chief Executive Officer of Moleculin. “This combination logic presents an exciting opportunity for potentially enabling immuno-oncology approaches in pancreatic cancer, and it comes with an additional benefit as Annamycin, in contrast to doxorubicin, has been shown to avoid cardiotoxicity in preclinical and clinical studies. While our immediate priority remains the MIRACLE trial in AML and its Q1 2027 data readout, this body of work continues to expand the strategic value of Annamycin well beyond AML.”

“Topoisomerase II is a validated but effectively undrugged target in pancreatic cancer, not because the target is wrong but because doxorubicin does not appear to reach the pancreas and consequently pancreatic cancer in sufficient concentration. We have successfully demonstrated in preclinical models that Annamycin does,” said Dr. Priebe. “What we did not anticipate is that once it is there, its action increases tumor infiltration of functional CD8+ and CD4+ T lymphocytes, and that is what makes the combination with checkpoint blockade work.”

The pancreatic cancer research described in this release is preclinical, which may not be predictive of clinical outcomes. The Company is currently planning to sponsor an investigator initiated clinical trial of Annamycin for the treatment of pancreatic cancer in 2027.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), has shown to be an efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is conducting the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design, multi-center, randomized, double-blind, placebo-controlled Phase 2/3 trial evaluating Annamycin in combination with cytarabine (also referred to as “Ara-C”), together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway toward a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the potential efficacy and safety of Annamycin, the potential for Annamycin to be used in combination with immune checkpoint inhibitors or in indications other than AML, the timing and results of the second interim analysis of the MB-108 trial, the potential for the MB-108 trial to support a New Drug Application submission, the Company's plans to sponsor an investigator-initiated clinical trial of Annamycin in pancreatic cancer, and the Company’s ability to secure additional financing to conduct its clinical trials. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the completion of the clinical trials described in this press release assumes the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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